Exhibit 99.1

AÉROPOSTALE REPORTS RECORD APRIL SALES RESULTS

Same Stores Sales Increase 20%

Raises First Quarter Guidance

New York, New York – May 7, 2009 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended May 2, 2009 increased 31% to $137.7 million, from $104.9 million for the four-week period ended May 3, 2008. The Company’s same store sales increased 20% for the month, compared to a same store sales increase of 25% in the year ago period. The Company stated that it believes its results for the month includes a positive same store sales impact due to the Easter calendar shift.

For the first quarter of fiscal 2009, total net sales increased 21% to $408.0 million, from $336.3 million in the year-ago period. Same store sales for the first quarter increased 11%, compared to a same store sales increase of 10% last year.

The Company noted that it continued to experience strong customer reaction to its spring and summer merchandise assortment. The Company also stated that its merchandise margins for the month increased significantly over last year, and that its inventories remain well controlled and on plan.

Based on the stronger than expected sales and margin for the month, the Company now expects first quarter earnings of approximately $0.46 per diluted share, which include charges of approximately $2.7 million, or $0.02 per diluted share related to the closing of the Jimmy’Z concept. The revised guidance compares to previously issued earnings of approximately $0.32 per diluted share, which had also included those same charges related to the Jimmy’Z closing.

To hear the Aéropostale prerecorded April sales message, please dial (866) 644-7738 or (585) 267-8033.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com).  The Company currently operates 877 Aéropostale stores in 48 states and Puerto Rico, and 32 Aéropostale stores in Canada.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS